Exhibit 23.1

PricewaterhouseCoopers LLP
1420 Fifth Avenue
Suite 1900
Seattle, WA 98101
Telephone (206) 398 3000
Facsimile (206) 398 3100

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-32103) of Fisher Communications, Inc. of our report dated March 11, 2004, except as to Note 12 which is as of August 31, 2004, and Note 15 which is as of September 15, 2004, appearing in this Form 8-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, appearing in this Form 8-K.

PricewaterhouseCoopers LLP

Seattle, Washington

September 15, 2004